HADRO RESOURCES INC.
(Frankfurt Exchange - HD1, (WKN: 626679, ISIN: US4050071053); OTC BB - HDRS)

FOR IMMEDIATE RELEASE   Reno, Nevada                               April 5, 2001

                                BUSINESS EDITORS:

   Hadro Resources Inc. common stock is traded on the Frankfurt Stock Exchange
                    (FWB) under the symbol HD1, (WKN: 626679) and on the OTC Bulletin Board in the United States under the symbol HDRS.

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                         HADRO RESOURCES INC. ANNOUNCES
              CALIFORNIA BUTTONWILLOW OIL AND GAS LEASE ACQUISITION

New Oil and Gas Leases: Hadro Resources, Inc. ("the Company") (symbol OTCBB:
HDRS) is pleased to announce that the Company has executed a memorandum of understanding dated March 26, 2001 to acquire a 70% net revenue interest in approximately 224 acres of oil and gas leases in the Buttonwillow gas field located in the southern San Joaquin Valley of Kern County, California (the "Button Willow Leases") from Clearview Mineral Resources Corp., a British Columbia public company trading on the CDNX Exchange ("Clearview"). The Company is currently conducting due diligence on the Buttonwillow leases after which it expects to enter into a definitive agreement to complete the acquisition. The leases are located in close proximity to the Berkley gas prospect (within 1.5 - 9 miles depending on lease) and are approximately 32 miles northwest of the City of Bakersfield. The leases also are host to a gas pipeline, and good infrastructure and road access. Subject to final agreement, the Company expects to issue 2,000,000 restricted common shares to obtain its interest in the Buttonwillow leases.

Drilling Program Outline: The Company expects to raise capital internally and via partnership drilling arrangements under negotiation to drill gas and oil wells on the Buttonwillow leases this summer and fall. From seismic data processed, and from data from other wells drilled in the past by Chevron, Texaco, Lamberson, and Northwest Petroleum, the first well has been located and targeted for drilling to a depth of 6,650 feet to reach the San Jaoquin Sands, as well as the 44X Gas Sands at the mid depth, and the Randolph Oil Sands at depth. Subject to financing, the Company plans to raise capital and enter into joint drilling arrangements to drill six wells.

The Buttonwillow Gas Field Structure: The Buttonwillow gas field was discovered in 1927 and reached peak production in 1935 with 4.3 billion cubic feet of total production from the upper portion of the shallow San Joaquin Formation. The Buttonwillow gas field is located near the depocenter of the San Joaquin Basin, a northwesterly-trending asymmetrical synclinorium which rises steeply to the west toward the Coast Range, but more gently to the east, forming a homocline. The latter feature is disrupted by faults and northwesterly lines of folding. The field is located on the Buttonwillow lowerbank trend, the fold line closest to the axis of the basin. The Buttonwillow Anticline elongate double-plunging structure is about 5 miles long. Faulting does not seem to influence the occurrence of hydrocarbons; the anticline and stratigraphy provide the traps.

Prior production from the Buttonwillow gas field was limited to sands within the San Joaquin Formation, Pliocene age, between 2,300 and 3,400 feet. Several wells more currently drilled to deeper depths had excellent gas shows, even blowouts from the deeper San Joaquin sands and high gravity oil shows.

Prior Projects Update: The Company recently entered into a letter of intent to purchase a one hundred percent (100%) interest in Slovgold Deutschland GmbH, a Berlin based oil and gas exploration and development company ("Slovgold Germany"), with oil and gas interests located in the Ukraine and Russia. HDRS has, after conducting due diligence on Slovgold Germany, decided not to pursue the acquisition further.

The Company also recently entered into agreements to acquire majority net revenue interests in two separate oil and gas prospects located in eastern New Mexico, the Del Valle Prospect, and the Chaparral Prospect (the "New Mexico Prospects"). The Company has had difficulty in reaching agreements with the parties of the New Mexico Prospects, from verbal modifications obtained to agreements previously in place. As HDRS has potential commercial disputes pending and under consideration relating to these interests, HDRS has decided not to enter into any development of the New Mexico Prospects, and revised formal agreements for the New Mexico Prospects are not in place with the parties of the New Mexico Prospects.

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About the Company: Hadro Resources, Inc. is a natural resource exploration company engaged in the acquisition of oil and natural gas properties for exploration and development in the United States. Subject to financing, the Company plans to undertake drilling for oil and gas in the US. The Company is currently assessing other potential oil and gas exploration acquisitions.

For further information:
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Contact: Marcus Johnson, Investor Relations,
         Investor Communications International, Inc.
Phone: (800) 209-2260 or (360) 332-1644   Fax: (360) 332-1643

SAFE HARBOR STATEMENT
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Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, commodity prices of precious metals and actual results differing materially from projections because of geological factors, operation factors, government regulations or factors relied upon from independent sources, may either negatively or positively impact exploration or mining operations. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in the future periods to differ materially from forecasted results. The Company assumes no obligation to update the information in this release.